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                                                                    EXHIBIT 23.3

                              ACCOUNTANTS' CONSENT

The Board of Directors
Southern Community Bancorp
Orlando, Florida

   We consent to the use of our report dated January 21, 2000 relating to the consolidated balance sheets as of December 31, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for the year ended December 31, 1999 and for the period from August 20, 1998 (commencement of banking operations) to December 31, 1998 of Peninsula Bancorp, Inc. and to the use of our name under the caption of "Experts," in the Registration Statement on Form SB-2 of Southern Community Bancorp.

 /s/ Computaro & Associates
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CAMPUTARO & ASSOCIATES

Daytona Beach, Florida
October 26, 2000